EX 99.28(p)(10)
CENTURY CAPITAL MANAGEMENT, LLC

Code of Ethics
Amended as of February 28, 2014

Section 1.  Overview and Scope

This is the Code of Ethics (the “Code of Ethics”) of the Century Capital Management, LLC (“CCM” or the “Company”).  The Code of Ethics applies to all members and employees of CCM and other persons who are subject to the supervision and control of CCM (“CCM Personnel”).  It sets forth a standard of business conduct which reflects CCM’s fiduciary obligations and requires CCM Personnel to comply with all applicable federal securities laws.  The Code of Ethics is administered by CCM’s CCO (the “CCO”).

Section 2.  Statement of General Fiduciary Principles

The fiduciary responsibilities of all CCM Personnel include:

(i)	the duty at all times to place the interests of CCM’s clients above your personal interests;

(ii)	the duty to conduct all personal securities transactions in a manner that avoids any actual or potential conflict of interest or abuse of your position of trust and confidence; and

(iii)	the duty not to take unfair advantage of your position in an attempt to benefit yourself or another person.

Your personal securities transactions and other activities must be conducted in accordance with the rules set forth in this Code.  However, because no set of rules can anticipate every possible situation, it is essential that you follow these rules both in letter and in spirit.  In situations of any doubt, you should consult with your supervisor or CCM’s Chief Compliance Officer.

Section 3.  Definitions

(a)        Categories of Personnel.

(i)	“Access Persons” include CCM Personnel who (i) have access to nonpublic information regarding any client’s purchase or sale of securities; (ii) have access to nonpublic information regarding the portfolio holdings of any Reportable Fund; or (iii) are involved in making securities recommendations to any client or have access to such recommendations that are nonpublic.

(ii)	“Investment Persons” include CCM Personnel who, in connection with their regular functions or duties, are involved in making securities recommendations to any client.

(iii)	“Non-Access Persons” includes CCM Personnel who are not “Access Persons” as defined above.

(b)        “CCM Client Account” means any securities account or portfolio that is managed or directed by CCM or an affiliated entity, including registered funds, unregistered funds, and separate accounts.

(c)        “Approval” means the written approval of the Chief Compliance Officer or, in his or her absence (or in the event that the Chief Compliance Officer is the Access Person seeking Approval), by (i) another officer designated by the Chief Compliance Officer or (ii) a Managing Partner of CCM, applying the standard that granting such approval would be consistent with the interests of CCM and its clients and the factors listed in Section 6.2 below.

(d)        “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, among other things, dividend reinvestment plans.

(e)        “Beneficial Ownership” has the same meaning as in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):  generally, a direct or indirect pecuniary interest, including ownership by a person’s spouse or other Family Members (as hereinafter defined), certain family trusts, and other circumstances in which the person may profit, directly or indirectly, from transactions in the respective securities.

(f)        “Family Members” of a person include (i) the person’s spouse or domestic partner (unless such spouse or partner does not live in the same household as the person and the person does not contribute in any way to his or her support); (ii) the person’s children under the age of 18; (iii) the person’s children who are age 18 or older (unless the child does not live in the same household as the person and the person does not contribute in any way to the child’s support); and (iv) any of the following individuals who live in the person’s household: the person’s stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

(g)        “Chief Compliance Officer” or “CCO” means the person designated as CCM’s Chief Compliance Officer or another person that the Chief Compliance Officer designates to perform the functions of Chief Compliance Officer when he or she is not available.

(h)        “Covered Securities” include, generally, any security except the following:

(i)	Securities that are direct obligations of the U.S. government;
(ii)	CDs, bankers’ acceptances, commercial paper and high quality short-term debt instruments;
(iii)	Shares issued by open-end funds other than Reportable Funds;
(iv)	Employer-sponsored retirement plans, if the account does not hold reportable funds, have an active brokerage function, or hold company stock;
(v)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds; or
(vi)	Interests in Section 529 College Investment Plans.

(i)         “Initial Public Offering” means any offering of securities registered under the Securities Act of 1933, as amended (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

(j)         “Managed Account” means an account where an Access Person has no knowledge of the transaction before it is completed (for example, transactions effected for an Access Person by a trustee of a blind trust, or discretionary trades made by an investment manager retained by the Access Person, in connection with which the Access Person is neither consulted nor advised of the trade before it is executed).

(k)        “Personal Account” means any brokerage account as to which an Access Person has a Beneficial Ownership interest, including any brokerage account as to which the Access Person has any direct or indirect influence or control for his/her own benefit or for the benefit of his/her spouse as well as any brokerage account of the Family Members of the Access Person, whether or not the Access Person has any influence or control over such account.

(l)         “Portfolio Manager” means the person(s) responsible for the daily management of a portfolio account for which CCM is the investment adviser, and shall include the individual members of any Investment Committee established to manage such account.

(m)       “Reportable Fund” means any registered investment company for which CCM serves as investment adviser or subadviser.  Securities issued by Reportable Funds are Covered Securities.

(n)        “Securities Transaction(s)” include the purchase, sale, or any other type of acquisition or disposition of any Covered Security, including those of privately held companies.  Any gift of a Covered Security to a charitable organization or to an individual is considered a Securities Transaction for purposes of this Section and must be pre-cleared and reported.

(o)        “Trustees” means the Trustees of Century Capital Management Trust, a Massachusetts trust whose series, Century Shares Trust, Century Small Cap Select Fund, and Century Growth Opportunities Fund (each, a “Fund” and collectively, the “Funds”) are clients of CCM.

Section 4.  Procedural Requirements Applicable to All CCM Personnel

4.1        Compliance with Applicable Federal Securities Laws.1  CCM Personnel must comply with applicable federal securities laws and the rules and regulations promulgated thereunder at all times.  CCM Personnel must also comply with CCM’s internal policies and procedures, including this Code, which may be, on occasion, more restrictive than applicable federal securities laws.  In the event that CCM’s internal policies and procedures, including this Code, are more restrictive than those mandated by the federal securities laws, rules and regulations, CCM’s internal policies and procedures shall govern.

4.2        Reporting Violations.  CCM Personnel are required to report any actual or suspected violation of this Code, whether your own or another person’s, to the CCO (or, in the case of an actual or suspected violation by the CCO, to a Managing Partner or the General Counsel of CCM).  Reports of violations other than your own may be made anonymously and confidentially to the extent permitted by law.

4.3        Acknowledgement of Receipt.  CCM will provide CCM Personnel with a copy of this Code and any amendments to it.  New employees are required to acknowledge that they have received, read, and understand this Code and any amendments to it and will comply with its requirements within 10 calendar days (or as soon as is practicable) after commencing employment with CCM.  Current employees are required to acknowledge, in writing, any amendments to this Code.

1 Applicable federal securities laws include the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Investment Company Act, Title V of the Gramm-Leach-Bliley Act of 1999, any rules adopted by the Securities and Exchange Commission (the “SEC”) under any of these statutes, the Bank Secrecy Act of 1970, as amended, as it applies to registered investment companies and investment advisers and any rules adopted thereunder by the SEC or Department of the Treasury.

4.4       Trading in Reportable Funds.  CCM Personnel are subject to the same policies against short-term trading that apply to all investors in the Reportable Funds.  The policies are described in each Fund’s current prospectus.

Section 5.  Prohibitions Applicable to all CCM Personnel

5.1        In General.  As noted above, CCM Personnel must comply with applicable federal securities laws.  Accordingly, CCM Personnel are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a CCM Client Account:

(a)	To defraud the client in any manner;

(b)	To mislead the client, including by making a statement that omits material facts;

(c)	To engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon the client;

(d)	To engage in any manipulative practice with respect to the client;

(e)	To appropriate for personal gain an investment opportunity that should be provided to a client; or

(f)	To engage in any manipulative practice with respect to securities, including, among other things, the intentional creation or spreading of false information intended to affect securities prices.

5.2        Prohibition Against Trading while in Possession of Material, Inside Information.  CCM Personnel and their Family Members may not trade securities, either personally or on behalf of others (whether clients or not), while in possession of material, non-public (“inside”) information relating to the issuer of the securities, if use of the information for trading breaches a duty of trust and confidence.  It may also be illegal, and it is a violation of CCM policy, to communicate such “inside information” to someone else (including Family Members).

If you believe that you have inside information, you must immediately report the matter to the CCO.  If the CCO determines that the information in your possession is material nonpublic information, the issuer will be placed on CCM’s Restricted List.

Appendix A hereto contains a more detailed description of the nature of inside information and these restrictions.

Section 6.  Prohibitions, Restrictions and Trading Requirements Applicable to all Access Persons and Investment Persons

6.1        Prohibited Transactions.  Access Persons may not purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any Beneficial Ownership, if (i) the Access Person has actual knowledge that the Covered Security is being considered for purchase or sale, or is being purchased or sold, by CCM on behalf of a client, or (ii) the Covered Security is on the firm’s Restricted Securities List.

This prohibition does not apply to transactions that are exempt from the pre-clearance requirements of Section 6.2, below.

6.2        Pre-Clearance of Transactions in Covered Securities.  Access Persons must pre-clear all Securities Transactions in Personal Accounts except the following:

(a)	Transactions that occur by operation of law or under any other circumstance in which neither the Access Person nor any Family Member exercises any discretion to buy or sell Covered Securities or makes recommendations to a person who exercises such discretion;

(b)	Purchases or sales of Covered Securities as part of an Automatic Investment Plan;

(c)	Purchases of Covered Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

(d)	Purchases of Covered Securities from the issuer pursuant to a prearranged plan, provided that the plan initially received approval;

(e)	Transactions in Reportable Funds and securities of collective investment vehicles for which CCM serves as investment adviser; and

(f)	Transactions in securities held in Managed Accounts.

Securities Transactions by or for the account of your spouse or a Family Member must be pre-cleared.

In determining whether to pre-clear a transaction, the CCO will consider whether the proposed transaction would be consistent with the interests, first, of CCM’s clients and, second, of CCM, taking into account such factors as the possibility of economic harm to CCM’s clients from such transaction or whether the Covered Security being purchased or sold is related economically to Covered Securities to be purchased, sold or held by CCM’s clients.

Pre-clearance will be denied if CCM has a buy or sell order pending for that same Covered Security or if the Covered Security is on the CCM Restricted List.

By requesting pre-clearance, the Access Person will be deemed to be advising the CCO that he or she (i) does not possess any material, non-public information relating to the security; (ii) is not using knowledge of any proposed trade or investment program relating to any CCM client for personal benefit; (iii) believes that the proposed trade is available to any similarly situated market participant on the same terms; and (iv) will provide any relevant information in connection with the proposed trade that is requested by the CCO.

If pre-clearance is granted, it is valid only for the trading day on which it is granted.  Good-til-cancelled orders (such that orders that stay open indefinitely until a security reaches a specified market price) are not permitted.

The CCO may revoke pre-clearance at any time after it is granted and before the transaction is executed.  The CCO may deny or revoke pre-clearance for any reason.  In addition, the CCO is not required to give an explanation for refusing to authorize any transaction in a Covered Security.

6.3        Initial Public Offerings.  Access Persons and their Family Members may not buy securities in any Initial Public Offering.

6.4        Interests in Partnerships, Private Placements.  Access Persons and their Family Members may not acquire an interest in any security in a private offering (including, without limitation, interests in private funds) without obtaining prior written approval from the CCO.  The Access Person must provide any relevant information in connection with the proposed transaction that is requested by the CCO.

6.5        Short-Term Trading.  Access Persons and their Family Members may not purchase and sell, or sell and purchase, a Covered Security within sixty (60) calendar days, determined on a “first in, first out” basis. If any such transactions occur, CCM may require any profits from the transactions to be disgorged to an appropriate CCM Client Account (or accounts) or for donation by CCM to charity, as determined by the CCO.

6.6        Service on Boards of Directors.  Access Persons may not serve on the board of directors of any publicly-traded company without the prior written approval of the CCO.

In the event that an Access Person who serves on the board of directors of a privately-held company learns that the company plans to make a public offering of its securities, the Access Person must promptly notify the CCO.

Section 7.  Trading Requirements Applicable to Investment Persons

If you are a portfolio manager, research analyst, or other investment professional who has portfolio management responsibilities for a CCM Client Account (an “Investment Person”), you are required to adhere to additional rules and restrictions on your personal securities transactions.  No Investment Person or Family Member of an Investment Person may purchase or sell any Covered Security during a period beginning 7 calendar days before and ending 7 calendar days after the trade date of any purchase or sale of such security by CCM for a CCM Client Account with which the Investment Person is associated.  If any such transactions occur, CCM generally will require any profits from the transactions to be disgorged to an appropriate client account (or accounts) or for donation by CCM to charity, as determined by the CCO.

If a Portfolio Manager receives pre-clearance to trade a Covered Security for his or her personal account and subsequently determines that it would be in the best interests of a client of CCM to trade the same or equivalent security in the client’s account, the Portfolio Manager must put the client’s interests first.  The Portfolio Manager may not delay an investment for a client in order to avoid a conflict with the blackout provision.  If such circumstances arise, the Portfolio Manager should advise the CCO prior to executing any trade for the client’s account.  CCM recognizes that such circumstances may occur entirely in good faith and, accordingly, will not take disciplinary action if it appears that the Portfolio Manager acted in good faith and in the best interests of the client.

Section 8.  Reporting Requirements for Access Persons

8.1        Initial Holdings Report.  No later than 10 calendar days after a person becomes an Access Person, he or she shall submit to the CCO an initial report disclosing all holdings in Covered Securities (including Reportable Funds) and all Personal Accounts.  The report must contain information that is current as of a date that is no more than 45 calendar days prior to the date the person became an Access Person.  The report shall contain the following information:

(a)
the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership;

(b)	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

(c)	The date on which the Access Person submits the report.

8.2        Annual Holdings Report.  On or before February 14 of each year, each Access Person shall submit to the CCO an Annual Holdings Report, disclosing all holdings in Covered Securities and all Personal Accounts as of a date no more than 45 calendar days prior to the date the update is submitted.  The report shall contain the following information:

(a)	the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership;

(b)	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

(c)	The date on which the Access Person submits the report.

8.3        Quarterly Transaction Report.  No later than 30 calendar days after the end of each calendar quarter in which an Access Person (1) acquires or disposes of Beneficial Ownership of any Covered Security (including by gift or inheritance); or (2) establishes an account with any broker, dealer, or bank for holding or trading securities, each Access Person shall submit a report to the CCO which contains the following information:

(a)        With respect to each transaction during the calendar quarter:

(i)	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date, number of shares, and the principal amount of each Covered Security involved;

(ii)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	The price at which the transaction was effected;

(iv)	The name of the broker, dealer, or bank with or through whom the transaction was effected; and

(v)	The date that the report is submitted by the Access Person.

(b)        With respect to each account established during the calendar quarter:

(i)	The name of the broker, dealer, or bank with whom the Access Person established the account;

(ii)	The date the account was established; and

(iii)	The date that the report is submitted by the Access Person.

8.4        Acknowledgement Form.  No later than 10 calendar days after becoming an employee of the firm, and annually thereafter, each CCM employee must complete an Acknowledgement Form, confirming that he or she has received, read and understands the Code of Ethics.

8.5        Miscellaneous.

(a)	Access Persons are not required to report securities held in Managed Accounts. However, Access Person shall disclose the existence of such Managed Accounts to the CCO in the Initial and Annual Holdings Reports referred to above, and the CCO may, at his or her discretion, require the Access Person to provide additional documents and other information relating to such Managed Accounts.

(b)	The initial holdings, annual holdings and quarterly transaction reporting requirements may be fulfilled by submitting a brokerage account statement, as long as it provides all of the required information within the time periods set forth in Sections 8.1, 8.2 and 8.3 above.

(c)	If a transaction is prohibited by this Code of Ethics, then the Code of Ethics equally prohibits the use of derivatives to effectively accomplish the same result. This includes the use of futures, options, options on futures, and other types of derivative transactions.

8.6        Duplicate Brokerage Account Statements.  If an Access Person (or Family Member of an Access Person) has a securities account with any broker, dealer or bank, the Access Person must provide to the CCO copies of all account statements relating to that account when such statements become available to the Access Person and at least on a quarterly basis.

Section 9.  Gifts and Entertainment

9.1        In General.  CCM Personnel and their Family Members shall not accept or give gifts that might in any way create or appear to create a conflict of interest or interfere with the impartial discharge of CCM’s responsibilities to its clients and Reportable Funds or place the firm in a potentially difficult or embarrassing position.  Such gifts include, without limitation, gratuities or other accommodations from or to business contacts, brokers, securities salespersons, service providers, clients, or any other individual or organization with whom CCM has or is considering a business relationship, with the exception of certain types of business entertainment as described at Sections 9.4, 9.5, and 9.6 below.

Some CCM employees hold active securities registrations (such as a Series 6 or Series 7) through ALPS Distributors, Inc. (“ALPS”).  Those employees are subject to policies and procedures adopted by ALPS to ensure compliance with applicable FINRA Conduct Rules. In the event that ALPS’s policies and procedures concerning gifts and entertainment are more stringent than those set out herein, the ALPS policies and procedures shall govern.

9.2        Cash and Cash Equivalent Gifts.  CCM Personnel shall not give or accept any gifts from any business or business contact in the form of cash or cash equivalents.  Should any CCM employee receive cash from a client or business contact, the employee should notify the CCO immediately.

9.3        Other Gifts.  From time to time, CCM Personnel may be offered, or may receive without notice, gifts from clients, brokers, vendors, or other persons not affiliated with the firm.  CCM’s policy concerning the giving or acceptance of such gifts is that CCM Personnel may give or accept gifts from business and business contacts only to the extent that the aggregate value of all such gifts given or received from the contact does not exceed $100 in any 12-month period and is not preconditioned on achievement of a business target or other incentives.  The CCO will track and, as appropriate, report all gifts given or received under this Section.

If an employee believes that it may be appropriate to give or receive a gift with a value exceeding $100 in a specific situation, he or she must submit a request to the CCO in advance who will review the request and determine whether the gift is appropriate and consistent with the interests first, of CCM’s clients and, second, of CCM.  The request should specify:

(i)	The name of the giver;
(ii)	The name of the intended recipient and his or her employer;
(iii)	The nature of the gift and its monetary value;
(iv)	The nature of the business relationship;
(v)	The reason the gift is being given; and
(vi)	Any other information reasonably required by the CCO.

9.4        Entertainment.  CCM recognizes that the establishment and maintenance of strong relationships with clients, service providers, intermediaries and consultants is integral to the firm’s ability to provide effective investment management services.  CCM further recognizes that routine business lunches or dinners or attendance at cultural or sporting events are good mechanisms for building and maintaining these relationships.  As such, CCM’s policy is to encourage business entertainment provided it is neither so frequent nor so extensive as to raise any question of propriety and is not preconditioned on achievement of a business target or other incentives.

9.5        Entertainment Received.  CCM Personnel should not accept extravagant or excessive entertainment from a client, prospective client, or any person or entity that does or seeks to do business with CCM.  Similarly, CCM Personnel should not accept entertainment from such parties with undue frequency.  CCM Personnel may accept entertainment or hospitality, such as a dinner, sporting, charitable, or cultural event of reasonable value provided that the person or firm providing the entertainment is present at the event.  In considering whether to attend the event, CCM Personnel should be mindful that attending expensive or exclusive sporting or cultural events can draw criticism.  Invitations should not be accepted if they could be construed as being unusual or risk creating a sense of obligation to the host.  In situations of any doubt, CCM Personnel should consult with their supervisor or the CCO.

9.6        Entertainment Given.  CCM Personnel should not provide extravagant or excessive entertainment to a client, prospective client, or any person or entity that does or seeks to do business with CCM.  Similarly, CCM Personnel should not provide entertainment to such parties with undue frequency.  CCM Personnel may provide entertainment or hospitality, such as a dinner, sporting, charitable, or cultural event of reasonable value provided that the CCM Personnel providing the entertainment are present at the event.  In considering whether to provide entertainment, CCM Personnel should be mindful that providing expensive or exclusive sporting or cultural events can draw criticism.  Invitations will not be extended if they could be construed as being unusual or risk creating a sense of obligation to the host.  In situations of any doubt, CCM Personnel should consult with their supervisor or the CCO.

Section 10.  Administration of the Code of Ethics

10.1       Procedures.  The CCO may adopt such procedures as he or she deems necessary or appropriate to implement this Code and applicable legal requirements.

10.2      Review of Reports.  The CCO (or his or her designee) shall review all reports submitted under Section 8 and shall bring any material discrepancies or compliance issues to the attention of the General Counsel, the Managing Partners of CCM or the Management Board, as appropriate.

10.3      Code Violations and Sanctions.  Any potential violations of this Code that the CCO becomes aware of will be promptly investigated by the CCO.  If a determination is made that a violation has occurred, the CCO, together with the General Counsel and Managing Partners of CCM or the Management Board, as appropriate, will determine whether a sanction is appropriate.  Sanctions may include, but are not limited to, a notice of violation; a warning; a letter of censure or suspension; financial penalties including fines or disgorgement of profits realized or losses avoided; a limitation or ban on personal trading; termination of the employment or other service of the violator; and possible referral of the matter to civil or criminal authorities.  Material violations will be reported promptly to the Trustees of the Reportable Funds.

10.4      Annual Compliance Report.  At or before the initial meeting of the Trustees in each fiscal year of CCM or at such other time as may be agreed to by the Trustees, CCM shall furnish to the Trustees, and the Trustees shall consider, a written report that:

(a)	describes any issues arising under this Code or procedures for implementing the Code of Ethics since the last such report to the Trustees, including, but not limited to, information about material violations of the Code of Ethics or procedures and sanctions imposed in response to the material violations; and

(b)	certifies that it has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

Section 11.  Recordkeeping Requirements

11.1      Reports.  CCM shall maintain at its principal place of business the following records relating to the Code of Ethics, and shall make such records available to the SEC at any time and from time to time for reasonable periodic, special or other examination:

(a)	a copy of each code of ethics for CCM that is in effect, or at any time within the past five years was in effect, which shall be maintained in an easily accessible place;

(b)	a record of any violation of this Code, and of any action taken as a result of the violation, which shall be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

(c)	a copy of each report required under Section 8, including any information provided in lieu of such reports, which shall be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

(d)	a record of all persons, currently or within the past five years, who are or were required to make reports under Section 8, or who are or were responsible for reviewing these reports, which shall be maintained in an easily accessible place; and

(e)	a copy of each report required under Section 8.4, which shall be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place.

11.2      Approvals and Waivers.

(a)	The CCO has the authority to grant Approvals and written waivers of the provisions of this Code in appropriate instances. However, CCM expects that waivers will be granted only in rare instances, and some provisions of the Code of Ethics that are mandated by SEC rule cannot be waived. The standard to be applied in determining whether to grant any waiver is whether the transaction is consistent with the interests, first, of CCM’s clients and, second, of CCM, taking into account such factors as (i) any economic harm to CCM’s clients from such transaction; (ii) whether the transaction will affect, or will be expected to affect, a highly institutional market; and (iii) whether the securities to be purchased or sold are related economically to securities to be purchased, sold or held by CCM’s clients.

(b)	CCM shall maintain in an easily accessible place a record of any Approval and waiver and the reasons supporting the Approval or waiver for at least five years after the end of the fiscal year in which the Approval or waiver is granted.

Attachment A

Consequences of Violating the Insider Trading Policy

The Law

Federal law imposes heavy penalties on those who either buy or sell securities on the basis of material nonpublic (“inside”) information about that security or the issuer, in breach of a duty of trust or confidence that is owed directly, indirectly, or derivatively, to the issuer of that security or the shareholders of that issuer, or to any other person who is the source of the material nonpublic information.

The SEC has clarified by rule that:

(i)           a purchase or sale of a security of an issuer is “on the basis of” inside information if the person making the purchase or sale was AWARE OF the information when the person made the purchase or sale; i.e., ONE NEED NOT “USE” the inside information in order to violate the law; and

(ii)           In addition to the sort of “insider” relationships - such as acting as a director of the issuer -- that impose this obligation, a “duty of trust or confidence” also exists in the following circumstances, among others:

•	Whenever a person agrees to maintain information in confidence;

•	Whenever one enters into a relationship the nature of which implies a duty to maintain the information in confidence; and

•
Whenever the person communicating the inside information and the person to whom it is communicated have a history, pattern, or practice of sharing confidences, such that the recipient of the information knows or reasonably should know that the person communicating the inside information expects that the recipient will maintain its confidentiality. This may apply to family relationships as well as business relationships.

For example, CCM may take on a “duty of trust or confidence” to a company it advises or for which it performs other services.  CCM may also assume such a duty by contract when it is party to a confidentiality or non-disclosure agreement.  For this purpose, a relationship of “trust and confidence” also exists between the employees, officers, and members of CCM such that any disclosure of inside information among CCM Personnel is made with the expectation that the recipient will not, directly or indirectly, trade in the securities of the issuer as long as such information remains material and non-public.

Potential penalties

Insider trading violations can result in:

•	Disgorgement of profits gained or losses avoided plus prejudgment interest calculated at the IRS rate for underpaid taxes;

•	Civil penalties at least equal to the amount disgorged, and potentially as high as three times the profit gained or loss avoided;

•	A temporary or permanent industry bar;

•	A criminal fine of up to $5 million (no matter how small the profit); and

•	A jail term of up to 20 years.

In addition, CCM and any supervisor of an employee who trades with or tips inside information may face:

•	Civil penalties potentially as high as $1 million, or three times the amount of the profit gained or losses avoided; and

•	A criminal penalty of up to $25 million;

if CCM and the supervisor(s) failed to take appropriate steps to prevent such trading.

CCM Sanctions

In view of the seriousness of this matter, CCM will discipline any person who violates this policy by any appropriate means, including dismissal for cause.

Any of these consequences, and even an investigation that does not result in prosecution, can tarnish your reputation, effectively preclude you from further employment in the financial services industry, and irreparably damage you and CCM.

What is Material, Non-Public Information?

Material

Information is “material” if a reasonable investor would consider it significant in a decision to buy, hold or sell securities. Put another way, information that could reasonably be expected to affect the price of a security, either positively or negatively, is material.

Common examples of information that will frequently be regarded as material are information relating to: earnings or losses that are significantly higher or lower than generally expected by the investment community; a pending or proposed merger, acquisition, or sale of part of an issuer’s business; changes in management or independent auditors; significant new products or technological discoveries; negotiations regarding an important license, services agreement, or joint venture; impending financial or liquidity problems; or the commencement of significant litigation or governmental investigation.  .

Information about the market for an issuer’s securities, such as the existence of a significant order to buy or sell securities, may in some contexts be material. Similarly, prepublication information regarding reports in the financial press may also be deemed material.

Other types of information may also be material; no complete list can be given.

Non-public

Information is “non-public” or “inside information” until it has been made available to investors generally (e.g., through the Dow Jones tape, the wire services, or other media) and the market has had time to digest it.

Contacts with Companies

Contacts with public companies represent an important part of CCM’s research efforts. CCM may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. However, difficult legal issues arise when, in the course of these contacts, a CCM employee or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if an issuer’s Chief Financial Officer prematurely discloses quarterly results to an analyst or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. Information about a pending tender offer raises particular concerns, in part because such activity often produces extraordinary movements in the target company’s securities and in part because the SEC has a rule expressly prohibiting trading and “tipping” while in possession of material, nonpublic information regarding a tender offer.

High-Risk Trading Activities

Certain high-risk trading activities that may be used in the management of a personal trading portfolio are risky not only because of the nature of the securities transactions themselves, but also because of the potential that action necessary to close out a transaction may become prohibited while the transaction is pending. Examples of such activities include short sales of common stock and trading in derivative instruments such as option contracts to purchase (“call”) or sell (“put”) securities at certain predetermined prices.  Employees should understand that short sales and trading in derivative instruments involve special risks. For example, if CCM or an employee becomes aware of material, nonpublic information about the issuer of the underlying securities, CCM MAY PROHIBIT THE EMPLOYEE FROM COMPLETING THE TRANSACTION, and the employee may find him or herself “frozen” in a position in a derivative security. CCM WILL NOT BEAR ANY LOSSES RESULTING IN PERSONAL ACCOUNTS THROUGH THE IMPLEMENTATION OF THIS CODE OF ETHICS.

Restrictions on Disclosures

Officers, members and employees of CCM shall not disclose any nonpublic information (whether or not it is material) relating to CCM or its clients or portfolio companies, or the securities transactions of any of them, to any person outside CCM unless such disclosure has been authorized by CCM and is memorialized by agreement.  Material, nonpublic information may not be communicated to anyone, including persons within CCM, except as provided above.  As a general matter, you should avoid discussions about confidential matters in areas where conversation could be heard by people who are not authorized to have access to the information.  You should also take care not to discuss nonpublic information with relatives or social acquaintances.

 Inside information must be secured.  For example, access to files containing material, nonpublic information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private (for example, not by cellular telephone, to avoid potential interception).

Procedures to Implement this Policy Statement

Any determination as to whether inside information is material is a complicated one.  In any situation of the type described above, CCM must make its own judgment as to the nature of the information and its further conduct, if any.  If you have questions as to whether information received by you is material nonpublic information, you should first refrain from trading or disclosing such information until you determine the information has been made public or is otherwise not material.  You should also contact the General Counsel or Chief Compliance Officer of CCM immediately if you believe that you may have received material, nonpublic information.